Exhibit 12

                       FORD MOTOR COMPANY AND SUBSIDIARIES

           CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                  (in millions)

                                                                                        For the Years Ended December 31
                                                                               ----------------------------------------------------
                                                                     First
                                                                      Six
                                                                     Months
                                                                      2005       2004       2003       2002       2001       2000
                                                                    --------   --------   --------   --------   --------   --------
Earnings
--------
Income before income taxes and cumulative effects
  of changes in accounting principles (a)........................   $  2,275   $  4,853   $  1,339   $  1,064   $ (7,325)  $  8,387
Less: Equity in net (income)/loss of affiliates include in
  income before income taxes.....................................       (132)      (240)      (155)       137        550         50
                                                                    --------   --------   --------   --------   --------   --------
Adjusted income..................................................      2,143      4,613      1,184      1,201     (6,775)     8,437
Adjusted fixed charges (b).......................................      4,010      7,736      8,466      9,696     11,259     11,226
                                                                    --------   --------   --------   --------   --------   --------
Earnings.........................................................   $  6,153   $ 12,349   $  9,650   $ 10,897   $  4,484   $ 19,663
                                                                    ========   ========   ========   ========   ========   ========

Combined Fixed Charges and Preferred Stock Dividends
----------------------------------------------------
Interest expense (c).............................................   $  3,718   $  7,128   $  7,706   $  8,847   $ 10,830   $ 10,781
Interest portion of rental expense (d)...........................        250        565        524        448        394        369
Preferred Stock dividend requirements of majority owned
  subsidiaries and trusts........................................         --         --        190        353         55         55
                                                                    --------   --------   --------   --------   --------   --------
   Fixed charges.................................................      3,968      7,693      8,420      9,648     11,279     11,205
Ford Preferred Stock dividend requirements (e)...................         --         --         --         22         22         22
                                                                    --------   --------   --------   --------   --------   --------
   Total combined fixed charges and Preferred Stock dividends....   $  3,968   $  7,693   $  8,420   $  9,670   $ 11,301   $ 11,227
                                                                    ========   ========   ========   ========   ========   ========

Ratios
------
   Ratio of earnings to fixed charges............................        1.6        1.6        1.1        1.1        (f)        1.8
   Ratio of earnings to combined fixed charges and Preferred
     Stock dividends.............................................        1.6        1.6        1.1        1.1        (f)        1.8

   Discontinued operations are excluded from all amounts.

------------
(a)  Income   before   taxes   includes   equity   income  from   unconsolidated
     subsidiaries.
(b) Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and Preferred Stock dividend requirements of majority owned subsidiaries and trusts. (Capitalized interest: 2005 YTD - $35 mil; 2004 - $57 mil; 2003 - $63 mil; 2002 - $46 mil; 2001 - $44 mil;
     2000 - $32 mil)
(c) Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
(d)  One-third of all rental expense is deemed to be interest.
(e) Preferred Stock dividend requirements of Ford Motor Company were increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
(f) Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by $6.8 billion.








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